                      FOR:   International Speedway Corporation
                                                                              CONTACT:   Wes Harris
                                                                                                  Director of Investor Relations
FOR IMMEDIATE RELEASE                                               (386) 947-6465

INTERNATIONAL SPEEDWAY REPORTS 2003 SECOND QUARTER RESULTS

            DAYTONA BEACH, FLORIDA – July 9, 2003 – International Speedway Corporation (“ISC”) (Nasdaq/NM: ISCA; OTC Bulletin Board: ISCB) today reported results for the second quarter ended May 31, 2003.

Total revenues for the second quarter increased to a record $119.6 million compared to revenues of $116.7 million in the prior-year period.  Operating income was $27.3 million during the period compared to $30.7 million in the second quarter of fiscal 2002.  Net income for the second quarter of fiscal 2003 was $12.5 million, or $0.24 per diluted share, compared to net income of $14.4 million, or $0.27 per diluted share, in the prior-year period.  Results for the second quarter of 2003 include a non-cash pre-tax charge of $2.8 million, or $0.03 per diluted share after-tax, for the net book value of assets removed as part of a track reconfiguration project at Homestead-Miami Speedway.  Results for the 2003 second quarter are consistent with the Company’s revenue and earnings guidance discussed in its May 5, 2003 press release.

For the six months ended May 31, 2003, total revenues increased to $250.4 million from $242.5 million in 2002.  Operating income for the six-month period was $76.2 million compared to $79.9 million in the prior year period.  Net income was $37.9 million, or $0.71 per diluted share, in 2003, which includes the aforementioned non-cash pre-tax charge of $2.8 million, or $0.03 per diluted share after-tax, for the track reconfiguration at Homestead-Miami.  In the first six months of 2002, income before the cumulative effect of an accounting change was $39.7 million, or $0.75 per diluted share.  Net loss for the six months ended May 31, 2002 was $477.5 million, or $8.99 per diluted share, which includes a one-time charge of $517.2 million, or $9.74 per diluted share, associated with the adoption of Statement of Financial Accounting Standards No. 142.

Highlights of the 2003 second quarter include higher attendance for events at California, Richmond, Homestead-Miami and Phoenix, increased broadcast and media-related revenues, and higher overall spending by the Company’s corporate customers for comparable events.  In addition, the Company’s food concession and catering services at California Speedway, previously handled by a third party, contributed to growth for the quarter.  Results on a year-over-year basis were also impacted by the timing of two IRL IndyCar event weekends, which were held last year in the second quarter, and are scheduled this year in the third and fourth quarters.  As previously reported, ISC’s performance early in the second quarter of 2003 was impacted by rain during Bike Week events at Daytona and a NASCAR Triple Header weekend at Darlington, as well as softer attendance-related revenues for Talladega’s Winston Cup weekend due to the threat of poor weather and prevailing economic and geopolitical conditions.

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“We are pleased to report another quarter of record revenues,” commented Lesa France-Kennedy, President of International Speedway Corporation. “We hosted sold out crowds at California and Richmond, and on a comparable event basis, we generated increases in key categories including broadcast and other media revenue and overall spending by our corporate customers.  In addition to improved top-line growth, we also undertook several initiatives in the quarter designed to enhance the long-term performance of the Company.  In May, we began work on the track reconfiguration project at Homestead-Miami, which we believe will result in more exciting on-track competition and should help grow attendance levels for the facility’s events.

“We also successfully petitioned NASCAR to realign certain of our Cup events beginning in 2004, resulting in an additional Cup weekend at California during the Labor Day weekend and the loss of one Cup event weekend at North Carolina.  This realignment is expected to result in a net positive impact to our 2004 revenue and earnings and should increase the sport’s exposure in the Los Angeles area, the nation’s second-largest media market.”

Ms. France-Kennedy continued, “Increased media coverage and the growth of motorsports continue hand-in-hand, and we are very excited that ratings for the Winston Cup events on FOX during the first half of the year outperformed other major televised sporting events including the NCAA Tournament and both the NBA and NHL playoffs and finals.  With the naming of Nextel Communications as the title sponsor for NASCAR’s Cup series beginning next year, everyone involved in the sport should benefit from greater exposure as Nextel begins to actively promote its NASCAR relationship to youthful audiences.”

To date in the third quarter, the Company has hosted several major events, including Winston Cup weekends at Michigan and Daytona, an IRL IndyCar race weekend at Richmond, and a NASCAR Craftsman Truck and IndyCar event weekend at Kansas.  Michigan’s event weekend in June was highlighted by a capacity crowd and a 14% year-over-year improvement in television viewership for the Winston Cup Sirius Satellite Radio 400.  This past weekend, ISC hosted the Pepsi 400 at Daytona, one of the highest attended events on the Winston Cup circuit.  The event also marked the successful return of NBC’s coverage of Winston Cup and Busch series racing. The prime time Pepsi 400 posted a 15% increase in television ratings with nearly 10 million viewers tuning in.  The on-track competition was outstanding for the fans and viewers, and while attendance-related revenues were comparable to prior year levels, they fell short of expectations.

Richmond’s IndyCar weekend posted better-than-expected attendance and results despite inclement weather forecasts during race week and a rain-shortened IRL race.  Kansas hosted a successful Craftsman Truck and IndyCar weekend, highlighted by sold-out attendance for both events.

On the corporate sponsorship front, the Company has secured numerous sponsorship agreements over the past few months, including event title sponsorship agreements with ConAgra Foods, General Mills and Pepsi. However, Michigan’s Winston Cup race in August remains untitled at this time.

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Primarily as a result of the Pepsi 400 weekend and the open Cup entitlement at Michigan, the Company is revising its third quarter guidance for revenues to a range of $158 million to $163 million, and earnings to a range of $0.67 to $0.69 per diluted share.  Accordingly, ISC is adjusting its full year revenue guidance to a range of $574 to $584 million, and earnings between $2.02 to $2.06 per diluted share.  The Company’s full year guidance includes the $0.03 per diluted share charge in after-tax earnings related to the Homestead-Miami track reconfiguration project.  The Company remains comfortable with its previously announced revenue and earnings guidance for the fourth quarter of $165 to $170 million and $0.64 to $0.66 per diluted share, respectively.

Ms. France-Kennedy concluded, “Despite the modest revision to our third quarter outlook, we remain encouraged by our prospects for the remainder of the year.  The results of several events thus far in the third quarter have been strong, and while advance ticket sales for the certain events remaining in fiscal 2003 are continuing to pace slightly behind last year, sales for several upcoming major events are ahead year-over-year.  We are also excited that Chicagoland and Kansas have once again sold out their major events on a season-ticket basis.  In addition, overall corporate customer spending trends remain strong and NASCAR’s television broadcast agreements continue to be a significant source of stable double-digit revenue growth.  Over the longer term, we believe these factors, combined with NASCAR’s recent initiatives designed to grow the motorsports industry as a whole, will enable ISC to capitalize on new opportunities.”

The management of ISC will host a conference call today with investors at 9:00 a.m. Eastern Time which may also be accessed via the Internet at the Company’s Web site, www.iscmotorsports.com, under the “Investor Relations” section.

International Speedway Corporation is a leading promoter of motorsports activities in the United States, currently promoting more than 100 events annually.  The Company owns and/or operates 12 of the nation’s major motorsports facilities, including Daytona International Speedway in Florida (home of the Daytona 500); Talladega Superspeedway in Alabama; Michigan International Speedway located outside Detroit; Richmond International Raceway in Virginia; California Speedway near Los Angeles; Kansas Speedway in Kansas City, Kansas; Phoenix International Raceway in Arizona; Homestead-Miami Speedway in Florida; North Carolina Speedway in Rockingham; Darlington Raceway in South Carolina; Watkins Glen International in New York; and Nazareth Speedway in Pennsylvania.  Other track interests include an indirect 37.5% interest in Raceway Associates, LLC, which owns and operates Chicagoland Speedway and Route 66 Raceway near Chicago, Illinois.

The Company also owns and operates MRN Radio, the nation's largest independent sports radio network; DAYTONA USA, the "Ultimate Motorsports Attraction" in Daytona Beach, Florida, the official attraction of NASCAR; and subsidiaries which provide catering services, food and beverage concessions, and produce and market motorsports-related merchandise under the trade name “Americrown.”  For more information, visit the Company's Web site at www.iscmotorsports.com.

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Statements made in this release that express the Company’s or management's beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that the Company's actual results could differ materially from those contained in or implied by such forward looking statements. The Company’s results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events.  Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained from time to time in the Company's SEC filings including, but not limited to, the 10-K and subsequent 10-Q's. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.

(Tables Follow)

Condensed Consolidated Balance Sheets

	November 30, 2002	May 31, 2003 (Unaudited)
	(In Thousands)	
ASSETS		
Current Assets:		
Cash and cash equivalents	$ 109,263	$ 196,145
Short-term investments	200	200
Receivables, less allowance of $1,500	30,557	39,912
Inventories	4,799	6,542
Prepaid expenses and other current assets	3,784	10,929
Total Current Assets	148,603	253,728
Property and Equipment, net of accumulated depreciation of $192,433 and $213,498, respectively	859,096	857,519
Other Assets:		
Equity investments	31,152	28,130
Goodwill	92,542	92,542
Other	24,578	20,568
	148,272	141,240
Total Assets	$ 1,155,971	$ 1,252,487
LIABILITIES AND SHAREHOLDERS' EQUITY		
Current Liabilities:		
Accounts payable	$ 17,506	$ 9,929
Deferred income	98,315	155,338
Current portion of long-term debt	5,775	6,775
Income taxes payable	3,939	7,512
Other current liabilities	10,968	12,029
Total Current Liabilities	136,503	191,583
Long-Term Debt	309,606	302,446
Deferred Income Taxes	74,943	88,255
Long-Term Deferred Income	11,709	11,817
Other Long-Term Liabilities	885	759
Commitments and Contingencies	-	-
Shareholders' Equity:		
Class A Common Stock, $.01 par value, 80,000,000 shares authorized; 25,319,221 and 27,955,269 issued and outstanding at November 30, 2002 and May 31, 2003, respectively	253	279
Class B Common Stock, $.01 par value, 40,000,000 shares authorized; 27,867,456 and 25,263,102 issued and outstanding at November 30, 2002 and May 31, 2003, respectively	279	253
Additional paid-in capital	693,463	694,740
Retained deficit	(67,641)	(32,989)
Accumulated other comprehensive loss	(874)	(747)
	625,480	661,536
Less: unearned compensation-restricted stock	3,155	3,909
Total Shareholders' Equity	622,325	657,627
Total Liabilities and Shareholders' Equity	$ 1,155,971	$ 1,252,487

Condensed Consolidated Statements of Cash Flows

	Six Months Ended May 31,	
	2002	2003
	(Unaudited)	
	(In Thousands)	
OPERATING ACTIVITIES		
Net (loss) income	$ (477,516)	$ 37,856
Adjustments to reconcile net (loss) income to net cash provided by operating activities:		
Cumulative effect of accounting change	517,249	-
Depreciation and amortization	20,229	21,522
Amortization of unearned compensation	690	841
Amortization of financing costs	863	160
Deferred income taxes	11,111	13,312
Undistributed loss from equity investments	3,278	3,022
Homestead-Miami Speedway track reconfiguration	-	2,829
Other, net	(30)	(65)
Changes in operating assets and liabilities:		
Receivables, net	(11,918)	(9,355)
Inventories, prepaid expenses and other current assets	(4,361)	(8,896)
Accounts payable and other current liabilities	(7,476)	(9,709)
Deferred income	57,133	57,131
Income taxes payable	5,812	3,572
Net cash provided by operating activities	115,064	112,220
INVESTING ACTIVITIES		
Capital expenditures	(22,966)	(22,774)
Proceeds from asset disposals	355	99
Proceeds from affiliate	-	4,075
Proceeds from short-term investments	200	200
Purchases of short-term investments	(200)	(200)
Proceeds from restricted investments	1,263	-
Other, net	(262)	(910)
Net cash used in investing activities	(21,610)	(19,510)
FINANCING ACTIVITIES		
Payment of long-term debt	(9,050)	(5,500)
Payments under credit facilities	(70,000)	-
Reacquisition of previously issued common stock	(831)	(328)
Net cash used in financing activities	(79,881)	(5,828)
Net increase in cash and cash equivalents	13,573	86,882
Cash and cash equivalents at beginning of period	71,004	109,263
Cash and cash equivalents at end of period	$ 84,577	$ 196,145

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